Exhibit 10.5
LEASE AMENDMENT #15
(PARKING)

DIAMONDBACK E & P LLC

FASKEN MIDLAND, LLC (hereinafter called "Lessor") and DIAMONDBACK E & P LLC, successor to Windsor Permian, LLC (hereinafter called "Lessee"), for good and valuable consideration the receipt of which is hereby acknowledged on November 10, 2014 (the "Effective Date"), do hereby amend that certain Lease Agreement dated April 19, 2011 (the "Original Lease Agreement"), as amended by Lease Amendment #1 dated June 6, 2011, Lease Amendment #2 dated August 5, 2011 (surrendered September 30, 2012), Lease Amendment #3 dated September 28, 2011, Lease Amendment #4 dated February 6, 2012, Lease Amendment #5 dated July 25, 2012, Lease Amendment #6 dated December 18, 2012, Lease Amendment #7 dated June 14, 2013, Lease Amendment #8 dated June 14, 2013, Lease Amendment # 9 dated September 3, 2013, Lease Amendment #10 dated September 26, 2013, Lease Amendment #11 dated September 26, 2014, Lease Amendment # 12 dated October 23, 2014, Lease Amendment #13 dated October 30, 2014, and Lease Amendment #14 dated November 10, 2014 (collectively, the "Lease Agreement"), covering a total of approximately 24,150 square feet of Net Rentable Area located on Level Twelve (12) and Level Fourteen (14) (the "Leased Premises") of One Fasken Center at 500 West Texas Avenue, Midland, Texas 79701 ("One Fasken Center"), being a part of the Building consisting of 550 and 500 West Texas Avenue, Texas 79701 (the "Building"), under the following terms and conditions (the "Lease Amendment #15"):

1.
PARKING. Effective June 1, 2016, the provisions of Section 1.14 "Parking" in the Original Lease Agreement, and all the related references to "Parking" in the Lease Amendments thereof, shall be deleted in their entirety and the following substituted in lieu thereof:

"1.14 Parking. Lessor shall provide up to sixty-three (63) parking spaces during the Lease Term, in the designated areas, at the following rate per space per month plus applicable sales tax:

4	@$195.00 per space per month for Executive Reserved (Basement) -
space may be limited, if available

3	@$195.00 per space per month for Officer Reserved (Level One) -
space may be limited, if available

6	@ $150.00 per space per month for Preferred Reserved (Level Two and above) -
space may be limited, if available

50	@ $115.00 per space per month for General Unreserved

The monthly rates set forth in this Section 1.14 shall be adjusted annually during the Lease Term of the Lease Agreement to an amount equal to the prevailing market rates being charged in the Building for similar parking spaces. The parking spaces set forth in this Section 1.14 shall be for Lessee and/or Lessee's employees and Lessor shall have the right to assign parking space as conditions permit. However, Lessor shall not be required to police the use of these spaces. Lessor may make, modify and enforce rules and regulations relating to the parking of automobiles in the parking area(s), and Lessee shall abide thereby. Lessor shall not be liable to Lessee or Lessee's agents, servants, employees, customers, or invitees for damage to person or property caused by any act of omission or neglect of Lessee, and Lessee agrees to hold Lessor harmless from all claims for any such damage."

2.	RATIFICATION. Except as amended by this Lease Amendment # 15, Lessor and Lessee do hereby ratify and affirm all of the terms, conditions and covenants of the Lease Agreement, as amended herein.

Witness the execution of this Lease Amendment # 15 as of the dates below, but to be effective as of the Effective Date.

LESSOR		LESSEE

FASKEN MIDLAND, LLC		DIAMONDBACK E&P LLC
By:	Haley-NWC Property
Management Co., LLC
Its Authorized Agent

By:	/s/ Wendell L. Brown, Jr.	By:	/s/ Travis D. Stice
Name:	Wendell L. Brown, Jr.	Name:	Travis D. Stice
Title:	Vice President	Title:	President & CEO
Date:	2-3-15	Date:	1/30/15

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